Exhibit 10.6

JUNIPER PHARMACEUTICALS, INC.

AMENDED AND RESTATED 2015 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

This Award Agreement sets forth the terms and conditions of Stock Units granted pursuant to the provisions of the Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”) of Juniper Pharmaceuticals, Inc. (the “Company”) to the Participant whose name appears below, for the number of Stock Units set forth below (the “Award”), pursuant to the provisions of the Plan and on the following express terms and conditions. Capitalized terms not otherwise defined herein shall have the same meanings as set forth in the Plan.

1.	Name and address of Participant to whom the Stock Units are granted:

[NAME] (“Participant”)

[ADDRESS]

2.	Number of Stock Units (“RSUs”):

[#] RSUs

3.	Date of Grant:

[    ]

4.

Vesting. The RSUs granted pursuant to this Agreement shall vest pursuant to vesting schedule set forth in Schedule A, attached hereto, if the Participant is employed by, or providing service to, the Company on the applicable vesting date.

5.

Agreement with respect to Tax Payments and Withholding. Participant shall, no later than the date as of which the value of any portion of this Award first becomes includable in the gross income of Participant for federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Committee regarding payment of, any federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income.  The Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Participant.  The Company’s obligation to deliver Common Stock to Participant is subject to and conditioned on tax withholding obligations being satisfied by Participant.

Unless provided otherwise by the Committee, these obligations will be satisfied by the Company withholding from the number of shares of Common Stock that would otherwise be issued hereunder with a Fair Market Value up to the required withholding amount.  The Company makes no representation or undertaking regarding the treatment of any tax withholding in connection with the grant, issuance, vesting or settlement of the Stock Units or the subsequent sale of any of the shares of Common Stock underlying the Stock Units that vest and are settled. The Company does not commit and is under no obligation to structure this Award to reduce or eliminate Participant’s tax liability.

6.

Restrictions on Transfer. The RSUs and any Shares issuable with respect to the Award may not be sold, transferred, assigned, hypothecated, pledged, encumbered or otherwise disposed of, whether voluntarily or by operation of law, until (i) the RSUs have vested as provided in Section 4 and (ii) Shares have been issued to Participant in accordance with the terms of the Plan and this Agreement. Any such purported transfer shall be null and void, and shall not be recognized by the Company or recorded on its books.

7.

Issuance of Shares. As soon as practicable following each vesting date (but in no event later than two and one-half months after the end of the year in which the applicable vesting date occurs), the Company shall issue to Participant the number of Shares equal to the aggregate number of RSUs that have vested pursuant to Section 4 on such date and Participant shall thereafter have all the rights of a stockholder of the Company with respect to such Shares.
8.

Plan. The Participant hereby acknowledges receipt of a copy of the Plan as presently in effect and the Prospectus with respect thereto. All of the terms and provisions of the Plan are incorporated herein by reference, and this Award Agreement is subject to those terms and provisions in all respects.

9.

No Right to Continued Employment. Neither the Plan nor this Award Agreement shall confer upon the Participant any right to be retained in any position, as an Employee, Director or consultant of the Company. Further, nothing in the Plan or this Award Agreement shall be construed to limit the discretion of the Company to terminate the Participant at any time, with or without Cause.

10.

Section 409A of the Code. This Agreement shall be interpreted in such a manner that all provisions relating to the settlement of the Award are exempt from the requirements of Section 409A of the Code as “short-term deferrals” as described in Section 409A of the Code.

11.

Broad Authority. By accepting this Award Agreement, the Participant agrees and acknowledges that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest in the Award.

12.

Severability. If any provision of this Award Agreement is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or would disqualify this Award Agreement or the Award under any applicable law, such provision shall be construed or deemed amended to conform to applicable law (or if such provision cannot be so construed or deemed amended without materially altering the purpose or intent of this Award Agreement and the grant of the Award hereunder, such provision shall be stricken as to such jurisdiction and the remainder of this Award Agreement and the award shall remain in full force and effect).

13

Notices.  Any notice necessary under this Award Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

14.	Choice of Law. This Award Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving regard to the conflicts of laws.
15.

Signature in Counterparts. This Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

16.

Complete Agreement. Except as otherwise provided for herein, this Award Agreement and those agreements and documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. The terms of this Award Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of Participant.

Participant	Juniper Pharmaceuticals, Inc.

By:	By:

Date:	Date:

Schedule A

Vesting Schedule